Exhibit 10.1

SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (“Agreement”) is made by and between Patriot Scientific Corporation (the “Company”) and Clifford Flowers (“Employee”) (collectively referred to as the “Party” or “Parties” appropriately) as of the date the Parties have signed it below (the “Effective Date”), with respect to the following facts:

A.       Employee has been employed by the Company as Chief Financial Officer since approximately September 17, 2007. Employee was also employed as interim Chief Executive Officer (“CEO”) from October 2009 through March 2019 and has been a member of the Company’s Board of Directors since approximately the same time as becoming interim CEO through present date. Employee is separating from the Company’s employment by mutual agreement effective September 30, 2019 (“Separation Date”).

B.       The Parties acknowledge that this Agreement reflects their mutual agreement relating to Employee’s separation and that the severance described below terminates any rights under the Amended and Restated Employment Agreement dated December 1, 2016 (“Employment Agreement”). The Parties acknowledge and agree that the Employment Agreement shall be deemed null and void in its entirety upon the Effective Date of this Agreement except that the provisions protecting the Company’s Trade Secrets, Confidential Information and Inventions as set forth in paragraph 8 of the Employment Agreement survive and are hereby incorporated herein by this reference.

C.       Aside from the severance described below, Employee acknowledges that he has received all compensation, wages, vacation pay, earned commissions, if any, earned bonuses, if any, and/or expense reimbursement owed to him by the Company through the Separation Date.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1.             Severance. The Company shall provide Employee with the following severance, subject to Employee signing and returning this Agreement on October 1, 2019:

1.1          Severance Payment. The Company agrees to pay Employee a severance payment equal to Three Hundred Twenty-Seventy Thousand Seven Hundred Fifty Dollars ($327,750), less all appropriate federal and state tax withholding (“Severance Payment”). The Severance Payment will be made in seven equal installments of Forty-Six Thousand Eight Hundred Twenty-One Dollars and 43/100 ($46,821.43), less applicable federal and state tax withholding, to be made to Employee on the 30th of each month commencing October 30, 2019 and ending April 30, 2020. If Employee dies before receiving all of the Severance Payment from the Company, then the Company shall pay the remainder to the Employee’s surviving spouse, if any, and if none to the Employee’s surviving dependent children, if any.

The Parties expressly agree and acknowledge that that the Severance Payment described above is in lieu of any rights under the Employment Agreement and that the Employment Agreement shall be deemed null and void in its entirety upon the Effective Date of this Agreement except that the provisions protecting the Company’s Trade Secrets, Confidential Information and Inventions as set forth in paragraph 8 of the Employment Agreement survive and are hereby incorporated herein by this reference.

1.2          Consideration. Employee acknowledges and agrees that the Severance Payment constitutes adequate legal consideration for the promises and representations made by Employee in this Agreement. Employee understands that his entitlement to and receipt of the Severance Payment is conditioned upon Employee’s execution of this Agreement.

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2.             General Mutual Release.

2.1          The Parties unconditionally, irrevocably and absolutely release and discharge each other and their heirs, predecessors, successors and assigns, any parent and subsidiary corporations, divisions and other affiliated entities, their trustees, shareholders, employees, officers, directors (specifically including without limitation Carlton Johnson and Gloria Felcyn, both in their respective corporate representative and individual capacities), agents, and attorneys (all past and present)(collectively, “Released Parties”), from any and all claims, causes of action, demands, damages, expenditures, costs, attorney fees, liens, assessments, obligations and liability of any type or nature, known or unknown, suspected or unsuspected, either has or may have against the other, accruing or arising on or before the date of this Agreement, to the fullest extent permitted by law, including but not limited to any claim: (1) arising out of or in any way related to Employee’s employment relationship with the Company or any Released Parties, including Employee’s separation of employment with the Company; (2) arising out of or in any way related to any transactions, services, occurrences, acts, relationships or omissions occurring between them prior to the date hereof; or (3) any claim for services, payment, severance, bonus pay, administrative leave, sick leave, holiday pay, vacation pay, life, health and medical insurance, stocks, options or any other fringe benefit, except as set forth herein. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including without limitation, alleged violations of the California Constitution, the California Labor and Civil Codes, any applicable California Industrial Welfare Commission order, the California Business and Professions Code, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the False Claims Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act, the Sarbanes-Oxley Act, all as amended, and all claims for attorneys’ fees, costs and expenses except as expressly stated herein (collectively, the “Released Claims”). Notwithstanding the foregoing, this mutual release shall not apply to any of the following claims (collectively, the “Excluded Claims”): (1) claims for workers’ compensation benefits or unemployment insurance benefits; (2) claims for indemnity by Employee against third-party litigation based on any policy of insurance purchased or held by the Company, any existing indemnity agreement between Employee and the Company and/or applicable law pertaining to actions taken by Employee in the lawful discharge of his duties within the course and scope of his employment and/or in his capacity as a member of the Company’s Board of Directors; (3) claims for breach or enforcement of this Agreement; and (4) any other claims of Employee that cannot, by statute, lawfully be waived by this Agreement. Nothing in this Agreement affects any vested rights Employee has in any retirement, welfare or benefit plans or programs of the Company as of Employee’s Separation Date.

2.2          The Parties acknowledge that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the claims released in this Agreement and agree, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

2.3          The Parties declare and represent that they intend this Agreement to be final and complete and not subject to any claim of mistake. The Parties execute this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

2.4          Employee expressly waives any right to recover any type of personal relief from the Company, including monetary damages or reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by Employee or on Employee’s behalf by an administrative agency, related in any way to the matters released herein to the greatest extent permitted under applicable law. Nothing in this paragraph nor any other provision of this Agreement shall be construed to prevent or limit an award to Employee under the Security and Exchange Commission’s whistleblower program.

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3.              California Civil Code Section 1542 Waiver. The Parties expressly acknowledge and agree that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Parties understand that they are a “creditor” or “releasing party” within the meaning of Section 1542.

4.              Representation Concerning Filing of Legal Actions. The Parties represent that, as of the date they sign this Agreement, they have no pending lawsuits, complaints, petitions, claims or other accusatory pleadings against the other or any of the other Released Parties in any court of law (excluding any actions disclosure of which is prohibited by court order). The Parties represent that they have not assigned and will not assign their respective interest in any of the Released Claims they may have against the other or any of the Released Parties to anyone. The Parties further agree that, to the fullest extent permitted by law, they will not prosecute in any court, whether state or federal, any Released Claim or demand of any type related to the Released Claims, it being the intention of the Parties that with the execution of this Agreement, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of the other related in any way to the Released Claims. The Parties represent and warrant to the extent permitted by applicable law, that they are not a plaintiff or party to any suit, arbitration, action or administrative proceeding in which any Released Party is a party. Employee further represents and warrants that he has reported to the members of the Company’s Board of Directors any and all work-related injuries that he has sustained during his employment with the Company.

4.1          The Parties agree that they will not voluntarily participate in, be a witness in, be a party to, or otherwise voluntarily become involved in any claims, potential claim or litigation against the other or the respective Released Parties except for the Excluded Claims or as otherwise expressly provided herein. The Parties further agree that they will not voluntarily assist or encourage in any manner whatsoever any person, party, or litigant, in any claim, potential claim or action against the other or the respective Released Parties except for the Excluded Claims or as otherwise expressly provided herein.

4.2          Nothing in this paragraph nor any other provision of this Agreement is intended to prevent, interfere or restrict Parties from responding to a legally issued subpoena from a court of competent jurisdiction or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the Department of Fair Employment and Housing (“DFEH”) or other federal or equivalent state or local agency proceeding in which a person’s voluntary participation is protected by law, provided, however, that nothing in the paragraph limits or affects the finality or scope of the releases provided in this Agreement. Employee remains free to file a charge with the EEOC, DFEH or other similar state, federal or local government enforcement agency. Should Parties be served with a subpoena relating to any of the Released Parties, the Parties agree to promptly notify the other or the respective Released Party in writing of the subpoena and provide the Released Party with a copy of the subpoena no later than ten days prior to providing testimony or producing any documents in compliance with the subpoena.

5.              No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any breach or unlawful conduct. The Parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

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6.              Employment Separation and Board Resignation. With Employee’s separation from employment and the execution of this Agreement, Employee resigns from the Company’s Board of Directors, effective the Separation Date. Employee represents and warrants, and the Company agrees, that he has upon execution of this Agreement completed all transition items as directed by the Company’s CEO and/or Board of Directors, a copy of which is attached hereto as Exhibit A.

Employee represents and warrants that, as of the date of his execution of this Agreement, he has returned to the best of his knowledge all property in his possession belonging to the Company, including but not limited to, credit cards, hardware (including the Company’s laptop with all Company data retained and preserved), software, all proprietary and confidential information and all company documents (including all copies). Employee represents and warrants that as of the Separation Date, Employee’s cell phone and any other personal laptop or other electronic device is void of any Company data especially including without limitation proprietary and/or confidential information, and that all such information has been retained and preserved on the Company laptop being returned as part of Employee’s separation. Employee also agrees to promptly return any subsequently discovered Company property that is or comes into his possession, custody, or control.

Employee affirms and warrants that he has appropriately received all compensation, wages, vacation, overtime pay, reimbursements, bonuses, stocks, options, benefits and other payments to which he was entitled, including, but not limited to, those under the Fair Labor Standards Act and any other federal, state or local wage and hour law, regulation or ordinance or agreement with the Company. Employee further affirms and warrants that he has appropriately received any leave (paid and unpaid) to which he was entitled, including, but not limited to, leave under any federal, state or local leave or disability accommodation law, regulation, ordinance or agreement with the Company.

Although the Company does not guarantee to Employee any particular tax treatment relating to the payment under this Agreement, it is intended that such payment be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). It is intended that each installment of the Severance Payment provided under this Agreement shall be paid only after the Separation Date and treated as a separate “payment” for purposes of Section 409A and the guidance issued thereunder. Notwithstanding anything herein to the contrary, the Company shall have no liability to Employee or to any person if the payment(s) provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant. The Company represents and warrants that no other separation pay plans were offered to other employees on the Separation Date, and that this Agreement negotiated with Employee is the only separation pay plan offered by the Company to any of its employees during the 18 month period prior to the Company’s execution of this Agreement.

7.              Confidentiality. The Parties agree that confidentiality is one of the most important terms of this Agreement. The terms and conditions of this Agreement shall remain confidential, and neither party shall disclose, directly or indirectly, the facts underlying the terms and conditions of this Agreement or this Agreement itself to any other person or entity except the Company may disclose such information on a need to know basis for accounting, personnel management and other required purposes. The Company will file within the time required by the rules and regulations of the Securities and Exchange Commission a Current Report on Form 8-K stating: “Mr. Flowers resigned as Chief Financial Officer, effective September 30, 2019.” Employee specifically agrees that neither he nor his agent(s) will disclose that Employee has received the severance described above, or that Employee has received any money relating to his separation from employment, except to Employee’s spouse, attorneys or financial advisors (all of whom shall maintain the information in confidence), unless required to do so by law. However, the Parties agree that if they receive a subpoena or order from any court, governmental entity or other tribunal, seeking disclosure of this Agreement or its terms or any confidential information of a party, that party shall notify to the extent permitted by applicable law, the other in writing immediately to allow the party to object to such disclosure, if that party so elects. In response to inquiries from others about Employee’s separation from the Company, the Parties may state “[Employee] and [the Company] are separating under mutually agreeable terms that [the Parties] are not at liberty to discuss.”

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Defend Trade Secrets Act. Notwithstanding any provision herein, pursuant to the Defend Trade Secrets Act, 18 U.S.C. section 1833(b), Employee understands that:

An individual shall not be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other proceeding, if such filing is made under seal.

Further, an individual who files a lawsuit for retaliation for reporting a suspected violation of law may disclose the Company’s trade secrets to the attorney of the individual and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

8.              Non-Disparagement. Employee and the Company’s officers agree not to make, induce or attempt to influence anyone to make, any statement whatsoever, whether written or oral, directly or indirectly, publicly or privately, to any other person or entity, or in the presence of any third party, any defamatory, derogatory and/or disparaging remarks, comments or statements about the other Party or any respective Released Party, including without limitation, statements made verbally or sent on the internet or by text. The statements prohibited by this Agreement include, but are not limited to, those made on social media sites such as Facebook, Twitter and LinkedIn blogs and message boards, even if posted by pseudonym or anonymously. Nothing in this paragraph nor any other provision of this Agreement shall be construed to prevent the Parties from responding truthfully and completely to any lawfully issued court order or subpoena, or from communicating with a government regulatory enforcement agency concerning the Company, Employee or any other issue related to law enforcement.

Further, nothing in this Agreement is intended to suppress or limit the Parties’ rights to testify in any administrative, legislative or judicial forum about alleged criminal conduct or sexual harassment, or to prevent the disclosure of factual information related to claims filed in a civil or administrative action regarding sexual assault, sexual harassment or other forms of sex-based workplace harassment, discrimination or retaliation, to the extent such communications are expressly protected under California law.

9.              Violation of Confidentiality and Non-Disparagement Provisions. The Parties agree and acknowledge that the Confidentiality and Non-Disparagement provisions of this Agreement as set forth in paragraphs 7 and 8 are of material importance and were a material inducement to their execution of this Agreement. The Parties stipulate and agree that any violation thereof shall be deemed a material breach of this Agreement. The Parties additionally agree that, should there be any violation of paragraphs 7 or 8 of this Agreement, then the Released Parties shall be entitled to, among other remedies: (a) recover attorneys’ fees and costs if the prevailing party in enforcing these provisions; (b) obtain equitable relief, specific performance, and/or an injunction restraining the Party from committing or continuing any such violation of this Agreement; and (c) recover any damages whatsoever caused by the breach of these provisions herein. The Parties understand that these remedies are cumulative, and the use or non-use of any one remedy shall not preclude the use of all or any other remedies. These remedies are in addition to those the Parties may have under law, statute or regulation.

10.            Neutral Reference. The Company agrees to provide Employee with a neutral job reference, upon request, which will be limited to the dates Employee was employed by the Company and his position held.

11.            Severability. In the event any provision of this Agreement shall be found unenforceable by a tribunal of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Released Parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such tribunal, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

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12.            Integration. This Agreement contains the entire agreement between the Company and Employee on the subjects addressed in this Agreement and replaces any other prior agreements or representations, whether oral or written, between them; provided, however, that any non-disclosure or confidentiality agreements or provisions Employee entered into with the Company that contain post-termination obligations of Employee, including but not limited to the Trade Secrets, Confidential Information and Inventions provisions referenced above and incorporated herein, shall remain in full force in accordance with their terms and are not superseded by this Agreement. The Parties acknowledge that they have not relied on any promise, inducement, assurance or other representation not specifically contained in this Agreement.

13.            Applicable Law/Interpretation. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California. The Parties acknowledge that this Agreement has been negotiated between the Parties and their respective counsel. This Agreement shall be construed without regard to the Party or Parties responsible for the preparation of the same and shall be deemed to have been prepared jointly by the Parties hereto. Any ambiguity or uncertainty existing herein shall not be interpreted against either Party, but according to the application of other rules of contract interpretation, if any ambiguity or uncertainty exists. No provision contained herein shall be interpreted against any Party because that Party drafted the provision.

14.            Binding on Successors. The Parties agree that this Agreement shall be binding on, and inure to the benefit of Employee’s or the Company’s successors and/or heirs, respectively.

15.            Arbitration. Any dispute arising out of this Agreement or the performance hereunder will be resolved by binding arbitration in accordance with Title 9 of the U.S. Code and to the then-current Employment Practices Arbitration Rules of the American Arbitration Association (“AAA”) found at https://www.adr.org and shall take place in San Diego County, California to the extent permitted by law. All statutes of limitation which would otherwise be applicable will apply to any arbitration proceeding under this paragraph. To commence arbitration, a party desiring arbitration must give written notice to the other party containing a general description of the controversy to be subjected to arbitration. If a party, after being duly notified, fails to appear at or participate in arbitration proceedings, or fails to produce evidence demanded by the arbitrator, the arbitrator is authorized to make an award based on the evidence produced at the hearings by the party who does participate. The prevailing party in such arbitration proceedings shall be entitled to recover from the other party reasonable attorneys’ fees and other recoverable costs incurred in connection with such arbitration proceedings. Provisional injunctive relief may be sought in a court of law for any violation of paragraphs 6, 7 and/or 8 or any applicable agreement protecting the Company’s proprietary or confidential information.

No Consolidation of Claims/Waiver of Class Claims: The Parties agree to individualized arbitration, with claims pertaining to different individuals to be heard in separate proceedings. This means that no other person shall be entitled to join or consolidate in arbitration any claim by or against other current or former employees. As such, except as set forth above, the Parties agree that both the Company and Employee hereby waive any right to bring on behalf of other persons, or to otherwise participate in, a class, collective or representative action (i.e. a type of lawsuit in which one or several persons sue on behalf of a larger group of persons). Regardless of what is provided by AAA rules, the arbitrator will not have authority or jurisdiction to consolidate claims of different individuals into one proceeding, nor shall the arbitrator have authority or jurisdiction to hear the arbitration as a class, collective or representative action. The arbitration provisions herein will not apply to any claims necessarily excluded from mandatory arbitration by law.

16.            Full Defense/Attorneys’ Fees. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by a party in breach hereof. The Parties agree that in the event an action or proceeding is instituted by the Released Parties in order to enforce the terms or provisions of this Agreement, the prevailing party or parties shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement.

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17.            Good Faith/Cooperation. The Parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement. Employee further agrees that he will, promptly, in good faith and with due diligence, continue to assist, facilitate and fully cooperate with the Company (including for purposes of this paragraph, any successor of the Company) in transition related issues and provide information as to matters which he was personally involved, or has information on, while he was an employee of the Company, making himself available to answer questions upon reasonable notice for the time period during which Employee is receiving the Severance Payment. Such assistance and cooperation is not intended to require Employee to engage in substantive work or long sessions with the Company. Employee further agrees following the Separation Date, Employee will cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative proceeding or other investigation involving the Company that relates to events, occurrences, or conduct occurring (or claimed to have occurred) during the period during which Employee provided services to the Company. Cooperation will include without limitation: (a) making himself reasonably available for interviews and discussions with the Company’s counsel, as well as for depositions and trial testimony; (b) if depositions or trial testimony are to occur, making himself reasonably available for and cooperate with the related preparations, as and to the extent that the Company or the Company’s counsel reasonably requests; (c) refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and (d) cooperating fully in the development of the Company’s prosecution or defense of such litigation or administrative proceeding. The Company shall promptly reimburse Employee for pre-approved reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if independent legal counsel is deemed necessary or appropriate by the Company’s counsel or otherwise reasonably requested by Employee due to legal conflicts of interest acknowledged by the Company’s counsel) incurred by counsel who has been pre-approved by the Company in the exercise of reasonable discretion in connection with any cooperation, consultation, or advice rendered pursuant to this paragraph 17. For purposes of this paragraph, the Company’s approval of independent counsel or the acknowledgment of a conflict of interest meriting independent counsel for Employee, shall not be unreasonably withheld. Nothing herein is intended or should be construed as an employment relationship with the Company or requiring anything other than Employee’s cooperation in providing timely, truthful and accurate information.

18.            Modification/Waiver. This Agreement may be amended only by a written instrument executed by all Parties hereto. No breach of any provision of this Agreement can be waived unless in writing. No waiver of any provision of this Agreement shall constitute a continuing waiver or waiver of any other provision.

19.            Counterparts. This Agreement may be executed in counterparts and shall be binding on all Parties when each has signed either an original or copy of this Agreement.

20.            Non-Assignability. This Agreement is of a personal nature and shall be non-assignable except upon the Parties’ written mutual agreement.

21.           Representations and Warranties. The Parties represent and warrant that no adverse reports have been made to any law enforcement agency relating to any alleged or potential violation by any Released Party, and that no known basis or reason compelling such a report exists as of the date of execution of this Agreement. The Parties represent and warrant they have full authority to execute this Agreement and to consummate the transactions contemplated by this Agreement. Each individual executing this Agreement represents and warrants that he or she is duly authorized to do so.

22.            Voluntary Agreement. Employee acknowledges that he has been given ten (10) calendar days in which to consider whether or not to enter into this Agreement in consultation with his counsel to the extent desired. The Parties certify that each has read and understands all of this Agreement, has received any advice or counsel the Parties deem necessary regarding this Agreement, including without limitation Employee seeking independent tax advice to the extent he desires with respect to tax considerations and Section 409A, and are entering into this Agreement freely, knowingly and voluntarily, intending to be bound by its terms.

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WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: October 1, 2019	By: /s/Clifford Flowers
Clifford Flowers

Patriot Scientific Corporation

Dated: October 1, 2019	By: /s/ Carlton Johnson
Carlton Johnson, CEO

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